INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of Washington Mutual, Inc. on Form S-3 of our report dated February 18, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, on January 1, 2001; SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002; and SFAS No. 147, Acquisitions of Certain Financial Institutions, on October 1, 2002), appearing in the Annual Report on Form 10-K of Washington Mutual, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
October 21, 2003